EXHIBIT 95
MINE SAFETY DISCLOSURES
The operation of our mines is subject to regulation by MSHA under the FMSH Act. MSHA inspects these mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act. We present information below regarding certain mining safety and health citations that MSHA has issued with respect to our mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine; and (iii) citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount, and are sometimes dismissed.
Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, we present the following items regarding certain mining safety and health matters, for the period presented, for each of our mine locations that are covered under the scope of the Dodd-Frank Act:
(A)The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;
(B)The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));
(C)The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));
(D)The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));
(E)The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);
(F)Legal actions pending before the Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;
(G)Legal actions instituted before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period; and
(H)Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period.
During the year ended December 31, 2025, our mine locations did not receive any flagrant violations under section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)), or any written notices of a pattern of violations, or the potential to have such a pattern of violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)). In addition, there were no mining-related fatalities at any of our mine locations during the same period.

Following is a summary of the information described above for the year ended December 31, 2025:

		Year Ended December 31, 2025
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Mine Name / MSHA ID No.	Operation	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Orders	Section 107(a) Citations & Orders	Total Dollar Value of MSHA Proposed Assessments (1)	Legal Actions Pending as of Last Day of Period (2)	Legal Actions Instituted During Period	Legal Actions Resolved During Period
Tilden / 2000422	Iron Ore	26	—	—	—	$298,432	6	17	18
Empire / 2001012	Iron Ore	—	—	—	—	$—	—	—	—
Northshore Plant / 2100831	Iron Ore	7	—	—	—	$23,695	—	2	2
Northshore Mine / 2100209	Iron Ore	1	—	—	—	$4,775	—	—	—
Hibbing / 2101600	Iron Ore	6	1	—	—	$29,992	2	4	3
United Taconite Plant / 2103404	Iron Ore	25	1	—	—	$76,641	1	3	4
United Taconite Mine / 2103403	Iron Ore	—	—	—	—	$630	—	1	1
Minorca Mine / 2102449	Iron Ore	13	—	—	—	$38,705	2	4	2
Virginia Point No. 1 Surface Mine / 4407172	Coal	—	—	—	—	$151	—	—	—
Low Gap Surface Mine / 4605741	Coal	—	—	—	—	$—	—	—	—
Eckman Surface Mine / 4608647	Coal	5	—	—	—	$7,492	—	—	—
Redhawk Surface Mine / 4609300	Coal	—	—	—	—	$—	—	—	—
Dry Branch Surface Mine / 4609395	Coal	1	—	—	—	$1,516	—	—	2
Dans Branch Surface Mine / 4609517	Coal	—	—	—	—	$—	—	—	—
Eckman Loadout / 4603341	Coal	—	—	—	—	$151	—	—	—
Roadfork Loadout / 4608278	Coal	1	—	—	—	$2,956	—	—	—
Eckman Plant / 4609357	Coal	—	—	—	—	$1,963	—	—	—
Mine No. 35 / 4608131	Coal	—	—	—	—	$—	—	—	—
Mine No. 39 / 4609261	Coal	—	—	—	—	$—	—	—	2
Mine No. 43 / 4609496	Coal	—	—	—	—	$—	—	—	—
Mine No. 44 / 4609523	Coal	37	—	1	—	$142,862	1	1	—
(1)    Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2025.
(2)    All pending legal actions are related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules.